                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)



            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)/1/



                             HRPT Properties Trust
                      ------------------------------------
                                (Name of Issuer)

                     Common Shares of Beneficial Interest
                      ------------------------------------
                         (Title of Class of Securities)

                                  40426W 10 1
                                  -----------
                                 (CUSIP Number)

                               December 11, 2000
                      ------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


                        (Continued on following pages)
                               Page 1 of 5 Pages


-------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
CUSIP NO.  40426W 10 1              13G                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Warren E. Buffett
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          7,474,300
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          7,474,300
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,474,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.66%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                                      -2-
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Item 1(a). Name of Issuer:

         HRPT Properties Trust

Item 1(b). Address of Issuer's Principal Executive Offices:

         400 Centre Street
         Newton, Massachusetts  02458

Item 2(a). Name of Person Filing:

         Warren E. Buffett

Item 2(b). Address of Principal Business Office:

         1440 Kiewit Plaza, Omaha, Nebraska 68131

Item 2(c). Citizenship:

         United States Citizen

Item 2(d). Title of Class of Securities:

         Common Shares of Beneficial Interest


Item 2(e). CUSIP Number:



         40426W 10 1



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

         (a) [ ]  Broker or Dealer registered under Section 15 of the Exchange
                  Act.

         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

         (e) [ ] An investment advisor registered in accordance with Rule 13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) [ ]  Group in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.           Ownership

         (a)      Amount Beneficially Owned:

                  7,474,300

         (b)      Percent of Class:

                  5.66%

         (c)      Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                           7,474,300

                  (ii) shared power to vote or to direct the vote:

                           0

                  (iii) sole power to dispose or direct the disposition of:

                           7,474,300

                  (iv) shared power to dispose or to direct the disposition of:

                           0


Item 5.           Ownership of Five Percent or Less of a Class.

         Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable

Item 8.           Identification and Classification of Members of the Group.

         Not Applicable

Item 9.           Notice of Dissolution of Group.

         Not Applicable

Item 10.          Certification.


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.





                                   SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 21st day of December, 2000


                                                   /s/  Warren E. Buffett
                                                   -------------------------
                                                   Warren E. Buffett



                                      -5-